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Filed Pursuant to Rule 433
Registration Statement No. 333-134327

Pricing Term Sheet
May 23, 2006

Hewlett-Packard Company

Floating Rate Global Notes due May 22, 2009

Issuer:	Hewlett-Packard Company
Ticker:	HPQ
Format:	SEC Registered
Title of Securities:	Floating Rate Global Notes
Security Ratings:	A3 (Moody's Investor Services)/A- (Standard & Poor's)/A (Fitch Ratings)
Trade Date:	May 23, 2006
Settlement Date:	May 26, 2006
Maturity Date:	May 22, 2009
Aggregate Principal Amount Offered:	$1,000,000,000
Price to Public (Issue Price):	100.000%
Benchmark:	3-Month USD LIBOR
Interest Rate:	3-Month USD LIBOR + 0.125%
Interest Payment Dates:	Quarterly on the 22nd of February, May, August and November of each year, beginning on August 22, 2006.
Interest Determination Date:	2 London Business Days Prior to Each Interest Reset Date.
Optional Redemption:	HP may redeem the Global Notes, in whole or in part, at any time after May 22, 2007, at 100% of the principal amount plus accrued interest to, but excluding, the redemption date.
Joint Bookrunners:	Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated
Co-Managers:	Barclays Capital Inc. Goldman, Sachs & Co. Greenwich Capital Markets, Inc. HSBC Securities (USA) Inc. Scotia Capital (USA) Inc. Wells Fargo Securities, LLC

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling (1) Credit Suisse Securities (USA) LLC toll-free 1-800-221-1037, (2) Merrill Lynch & Co. toll-free 1-866-500-5408, (3) Morgan Stanley & Co. Incorporated toll-free 1-866-718-1649

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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Floating Rate Global Notes due May 22, 2009